===============================================================================


                            ASSET PURCHASE AGREEMENT



                                 By and Between



                          ARMONK LIST COMPANIES CORP.,
                            a New York corporation,




                                      and




                         JAMI MARKETING SERVICES, INC.,
                             a Delaware corporation







                            Dated as of May 27, 1998


===============================================================================

                                   ARTICLE I

                      SALE AND PURCHASE OF ACQUIRED ASSETS

Section 1.01.     Agreement To Purchase and Sell............................1
Section 1.02.     Assumption of Liabilities.................................3
Section 1.03.     Purchase Price............................................4
Section 1.04.     Allocation of Consideration...............................6
Section 1.05.     Closing...................................................6

                                   ARTICLE II

                    SELLER'S REPRESENTATIONS AND WARRANTIES

Section 2.01.     Acquired Assets and Title.................................9
Section 2.02.     Corporate Status.........................................10
Section 2.03.     Power and Authority......................................10
Section 2.04.     Noncontravention.........................................10
Section 2.05.     Enforceability...........................................11
Section 2.06.     Consents and Approvals...................................11
Section 2.07.     Claims and Proceedings...................................12
Section 2.08.     Financial Statements.....................................12
Section 2.09.     [Reserved]...............................................12
Section 2.10.     No Material Adverse Changes..............................12
Section 2.11.     Tax Matters..............................................13
Section 2.12.     Employee Benefit Plans and Related Matters...............13
Section 2.13.     Bankruptcy or Insolvency Proceedings.....................15
Section 2.14.     [Reserved]...............................................15
Section 2.15.     No Other Agreements......................................15
Section 2.16.     No Broker................................................15
Section 2.17.     Licenses, Permits, Etc. .................................15
Section 2.18.     Compliance With Laws.....................................15
Section 2.19.     [Reserved]...............................................15
Section 2.20.     Environmental Matters....................................16
Section 2.21.     [Reserved]...............................................17
Section 2.22.     Full Disclosure..........................................17

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES BY BUYER

Section 3.01.     Organization.............................................17
Section 3.02.     Power and Authority......................................17
Section 3.03.     Noncontravention.........................................17


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

Section 3.04.     No Broker................................................17
Section 3.05.     Bankruptcy or Insolvency Proceedings.....................17
Section 3.06.     Enforceability...........................................18
Section 3.07.     Use of Premises..........................................18

                                   ARTICLE IV

                                 MISCELLANEOUS

Section 4.01.     Costs....................................................18
Section 4.02.     Headings.................................................18
Section 4.03.     Counterparts.............................................18
Section 4.04.     Assignment or Delegation.................................18
Section 4.05.     Severability.............................................18
Section 4.06.     Entire Agreement.........................................18
Section 4.07.     Notices..................................................18
Section 4.08.     Nonwaiver................................................19
Section 4.09.     Exhibits and Schedules...................................19
Section 4.10.     Indemnification..........................................19
Section 4.11.     Governing Law............................................22
Section 4.12.     Amendments...............................................22
Section 4.13.     Further Assurances.......................................22
Section 4.14.     Confidentiality..........................................22


EXHIBIT A         FORM OF ESCROW AGREEMENT
EXHIBIT B         ALLOCATION SCHEDULE
EXHIBIT C         FORM OF EMPLOYMENT AGREEMENTS
EXHIBIT D         FORM OF NONCOMPETITION AGREEMENTS
EXHIBIT E         FORM OF ASSUMPTION AGREEMENT
EXHIBIT F         FORM OF OPINION OF BUYER'S COUNSEL
EXHIBIT G         FORM OF BILL OF SALE
EXHIBIT H         FORM OF OPINION OF SELLER'S COUNSEL

SCHEDULES

Schedule 1.01     Financial Statements
Schedule 2.01(a)  Liens and Encumbrances on the Purchased Assets
Schedule 2.01(c)  Material Contracts
Schedule 2.01(d)  Intangible Assets
Schedule 2.02     Good Standing
Schedule 2.04     Noncontravention
Schedule 2.06     Consents


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

Schedule 2.07     Claims and Proceedings
Schedule 2.08     Potential Additional Liabilities
Schedule 2.10     Potential Adverse Changes
Schedule 2.12(a)  Current JAMI Employees Earning in Excess of $50,000 per Year
Schedule 2.12(b)  Employee Benefit Plan
Schedule 2.18     Compliance With Laws



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

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of May 27, 1998 (the "Effective Date") by and between JAMI MARKETING SERVICES, INC., a Delaware corporation ("Seller"), and ARMONK LIST COMPANIES CORP., a New York corporation ("Buyer").

                              W I T N E S S E T H:

         WHEREAS, the Seller desires to sell to Buyer and Buyer desires to purchase from Seller certain of the assets of the Seller, subject to the terms, covenants and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                      SALE AND PURCHASE OF ACQUIRED ASSETS

         SECTION 1.01. AGREEMENT TO PURCHASE AND SELL.

                  (a) On and subject to the terms and conditions of this Agreement, the Seller agrees to sell, convey, transfer, assign and deliver to the Buyer and the Buyer agrees to purchase, receive, assume and accept from the Seller the Acquired Assets and the Acquired Liabilities for the consideration specified in Section 1.03.

                  (b) It is expressly understood and agreed that the Acquired Assets shall not include any of the assets of either JAMI Charity Brands or JAMI Charity Brands Services, Inc.

                  (c) As used in this Agreement, the following capitalized terms have the meanings set forth below unless the context otherwise requires. Certain additional defined terms are found elsewhere in this Agreement.

                  "Acquired Assets" means all of Seller's right, title and interest in or to the Assets as and to the extent existing on the Effective Date, including all property, plant, machinery, equipment, computer hardware and software, goodwill and other assets, employed or held in connection with Seller's Business (other than the Excluded Assets), and including, without limitation, all cash, cash equivalents, accounts receivable and all


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

         proceeds thereof; all work in process, supplies, furniture, fixtures and equipment, and the name "JAMI Marketing."

                  "Acquired Liabilities" means (i) all of Seller's liabilities as shown on the Unaudited Financial Statements (including the notes thereto) as at the Balance Sheet Date (other than those liabilities that have been paid or otherwise satisfied or discharged prior to the Effective Date) and those liabilities of Seller arising in the ordinary course of business of Seller since the Balance Sheet Date, which are of the same nature as the liabilities set forth on such Unaudited Balance Sheet, (ii) all obligations (A) under real property and equipment leases that are included in the Acquired Assets and (b) with respect to any current or former employees or independent contractors, including without limitation obligations for accrued vacation pay, sick leave and statutory and non-statutory severance benefits, (iii) all obligations of Seller under the contracts and other agreements identified on Schedule 2.01(c), but excluding the Excluded Liabilities.

                  "Assets" means all of Seller's assets shown on its unaudited balance sheet as at the Balance Sheet Date, other than the Excluded Assets.

                  "Audited Balance Sheet" means the Balance Sheet of the Seller as at March 31, 1998 included in the Audited Financial Statements.

                  "Audited Financial Statements" means the balance sheet and statement of income and retained earnings of the Seller as at and for the year ended March 31, 1998 audited by the Present Accountants and delivered by the Seller pursuant to Section 1.03(c) of this Agreement.

                  "Balance Sheet Date" means March 31, 1998.

                  "Brokerage Component" means the Net Revenues of the Seller from its brokerage operations reflected in the Audited Financial Statements.

                  "Buyer's Accountants" means Coopers & Lybrand.

                  "Computer Operations Component" means the net Revenues of the Seller from its computer processing and consulting operations reflected in the Audited Financial Statements.

                  "Excluded Assets" means the JAMI Charity Brands Assets; and the other assets identified on Schedule 1.01-(B)

                  "Excluded Liabilities" means Accounts Payable relating to certain business practices of Seller referred to in Schedule 2.19, relating to billing procedures which result in unclaimed, unpaid and/or uncollected obligations owing by Seller to list owners and others, the amount of which is estimated to be $250,000; and the other liabilities identified on Schedule 1.01-(B)

                  "JAMI Charity Brands Assets" means all of the shares of JCBS Inc. and its interest in the partnership known as "JAMI Charity Brands Services", and all of the assets, tangible and intangible, and liabilities relating to the business of such corporation and such partnership, and amounts due to JCBS Inc. or JAMI from such corporation and such partnership.

                  "JCBS Inc." means JAMI Charity Brands Services, Inc., a Delaware corporation.

                  "Management Component" means the Net Revenues of Seller from its list management operations reflected in the Audited Financial Statements.

                  "Net Revenues" means gross billings less list rental payments to third parties.

                  "Present Accountants" means Linder & Linder and Feldman, Gutterman Meinberg & Company.

                  "Revenue Components" means, collectively, the Brokerage Component, Management Component and the Computer Operations Component.

                  "Seller's Business" means Seller's business and operations reflected in the Unaudited Financial Statements as at and for the period ending on the Balance Sheet Date and as conducted through the Effective Date, other than the Excluded Assets and the Excluded Liabilities.

                  "Tangible Net Worth" means the difference between the amount of (A) the Current Assets and Operating Equipment (and in no event including any of the Excluded Assets) and (B) the Current Liabilities.

                  "Unaudited Balance Sheet" means the Balance Sheet prepared by the Seller for the fiscal year ended March 31, 1998, included as part of Schedule 1.01.

         SECTION 1.02. ASSUMPTION OF LIABILITIES. The Buyer hereby assumes the Acquired Liabilities. The Buyer will not in any event assume or be responsible for any liabilities, liens, claims, obligations, or encumbrances of the Seller, contingent or otherwise, except for the Acquired Liabilities, and the Acquired Assets shall be sold and conveyed to Buyer free and clear of all liabilities, liens, claims, charges, restrictions on transfer, security interests, pledges or encumbrances of any kind, except for the Acquired Liabilities and as otherwise set forth on Schedule 2.01(a) or Schedule 2.08. Without limiting the generality of the foregoing, in no event will Buyer assume (except as set forth on the Unaudited Balance Sheet):

              (a) any income, sales, property, franchise, use, or other tax of the Seller arising out of or resulting from the sale of the Acquired Assets pursuant hereto;

              (b) any liability, obligation, or cost resulting from any claim or lawsuit or other proceeding relating to the Acquired Assets or naming the Seller, or any successor thereof,


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

         as a party arising out of events, transactions, or circumstances occurring or existing prior to Closing;

              (c) any claim against the Buyer, or the Seller, which claim is based, in whole or in part, upon the failure of the Seller or the Buyer to comply with laws applicable to bulk transfers.

         Acquired Liabilities include an Accrued Rent Liability of $254,746.00 arising as a result of initial rent concessions granted to Seller by the landlord under Seller's lease of its current premises at One Blue Hill Plaza, Pearl River, New York. In the event that Buyer terminates such lease and settles any liabilities under the lease for less than $254,746, Buyer will pay Seller an additional adjustment of the Purchase Price in an amount equal to the amount of the final settled liability under the lease which is less than $254,746.

         SECTION 1.03. PURCHASE PRICE.

              (a) The purchase price (the "Purchase Price") for the Acquired Assets of $5,439,500 subject to adjustment pursuant to this Section 1.03, will be payable by the Buyer to the Seller as follows:

                       (i) $4,839,500 in cash, subject to adjustment pursuant
                  to this Section 1.03, will be payable to the Seller by wire transfer of immediately available funds on the Effective Date; and

                       (ii) an amount equal to $600,000 (the "Escrow Amount")
                  will be deposited on or prior to the Closing in an escrow account to be maintained with the escrow agent designated in the Escrow Agreement in the form of Exhibit A to this Agreement (the "Escrow Agent"), which Escrow Amount will be held for one year following the Effective Date in connection with the potential indemnification claims hereunder and for payment of uncollected accounts receivables pursuant to the terms and conditions of the Escrow Agreement.

              (b) To the extent that the Net Revenues of the Seller from its Brokerage Component at and for the twelve months ended March 31, 1998, as reflected in its audited financial statements prepared in accordance with generally accepted accounting principles consistently applied (the "March 31 Financial Statements"), exceed $2,770,000, the Purchase Price will be increased by an amount equal to 1.5 times the amount of such excess and to the extent that such Net Revenues are less than $2,770,000, the Purchase Price will be reduced by an amount equal to 1.5 times the amount of such difference. To the extent that the Net Revenues of the Seller from its Management Component for the twelve months ended March 31, 1998, as reflected in its March 31 Financial Statements, exceed $2,320,000, the Purchase Price will be increased by an amount equal to 1.5 times the amount of such excess and to the extent that such Net Revenues are less than $2,320,000, the Purchase Price will be reduced by an amount equal to 1.5 times the amount of such difference. To the extent that the Net Revenues of the Seller from its Computer Operating Component for the twelve months ended March 31, 1998, as reflected in its March 31 Financial Statements, exceed $2,000,000, the Purchase Price will be increased by an amount equal to 2.5 times the amount of such excess and to the extent that such Net Revenues are less than $2,000,000, the Purchase Price will be reduced by an amount equal to 2.5 times the amount of such difference.

              (c) CALCULATION OF POST CLOSING ADJUSTMENTS TO PURCHASE PRICE. As promptly as practicable after the Closing Seller shall cause the Present Accountants to prepare and deliver to Buyer (i) the Audited Financial Statements, (ii) an unaudited balance sheet for Seller as at May 29, 1998 (the "Closing Balance Sheet") prepared in accordance with generally accepted accounting principles, consistently applied in the manner used to prepare Seller's Audited Balance Sheet (it being agreed that all unbilled receivables of Seller as of May 29, 1998 shall be included in Seller's accounts receivable in preparing the Closing Balance Sheet), and (iii) a statement (the "Statement") setting forth
         (1) each of the Revenue Components itemized by Brokerage Component, Management Component, and Computer Operations Component reflected in the Audited Financial Statements, and (2) the Tangible Net Worth of the Seller as at May 29, 1998, reflected in the Closing Balance Sheet (the "Closing Tangible Net Worth"). Not later than 15 business days after the Statement is delivered to Buyer, Buyer shall notify Seller in writing (the "Notice of Disagreement") whether Buyer disagrees with the computation of the Closing Tangible Net Worth or the Revenue Components. If no Notice of Disagreement is received by Seller within such 15-business day period, then the calculation of the Closing Tangible Net Worth and the Revenue Components shall be deemed to be accepted and agreed to by Buyer. Buyer shall have the right to review the ledgers, books, records and work papers of Seller and the Present Accountants utilized in preparing the Closing Balance Sheet and the Net Revenue Statement. The Notice of Disagreement shall provide specific reasons for the disagreement. If such Notice of Disagreement is given, then Buyer and Seller shall use reasonable efforts to resolve the disagreement regarding the calculation of the Closing Tangible Net Worth and the Revenue Components. If no agreement is reached between them within thirty (30) days after the date on which Buyer gives its Notice of Disagreement, then a determining accountant (the "Determining Accountant") shall be appointed by the Buyer's Accountants and the Present Accountants within ten (10) days thereafter with instructions to resolve the disagreement and provide a report of its determination of the amounts in dispute within thirty
         (30) days of its appointment. The Determining Accountant may examine all ledgers, books, records and work papers utilized in connection with the accounting and preparation of the Closing Balance Sheet and the Audited Financial Statements by the scope of its engagement will be limited to resolving those items which Buyer identified in its Notice of Disagreement as to which Buyer disagreed and determining whether such items were properly reflected on the Net Revenue Statement in accordance with the requirements of this Section; provided that the Determining Accountant shall also make such other changes to the Closing Balance Sheet


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

         and the Audited Financial Statements as are necessary and appropriate for the consistent presentation thereof in light of its determination of the specific issues in dispute. The decision of the Determining Accountant shall be delivered in a written report addressed to Buyer and Seller and shall be binding and conclusive upon the parties hereto. The costs and fees of the Determining Accountant shall be borne one-half by Seller and one-half by Buyer. The Tangible Net Worth set forth in the Closing Balance Sheet and the Revenue Components set forth in the Statement, either as agreed to by Seller and Buyer if the calculation of the Closing Tangible net Worth and the Revenue Components are not referred to the Determining Accountant or as finally determined by the Determining Accountant, are referred to respectively herein as the "Final Closing Tangible Net Worth" and the "Final Revenue Components."

                       (i) Upon the fifth Business Day after completion of the
                  calculation of the Final Closing Tangible Net Worth and Final Revenue Components, the Purchase Price shall be adjusted in the manner set forth below.

                       (ii) The Purchase Price shall be reduced by the sum of
                  (i) the amount, if any, by which the Final Closing Tangible Net Worth is less than zero, and (ii) the sum of the amounts, if any, by which each result obtained by multiplying each Revenue Component by its corresponding multiple referred to in Section 1.03(b) is less than the amount for such Revenue Component required by such Section 1.03(b), and Seller shall deliver to Buyer, cash in an amount equal to such reduction in the Purchase Price within five (5) business days thereafter.

                       (iii) The Purchase Price shall be increased by the sum
                  of (i) the amount, if any, by which the Final Closing Tangible Net Worth is greater than zero, and (ii) the sum of the amounts, if any, by which each result obtained by multiplying each Revenue Component by its corresponding multiple referred to in Section 1.03(b) is greater than the amount for such Revenue Component required by such Section 1.03(b), and Seller shall deliver to Buyer, cash in an amount equal to such increase in the Purchase Price within five (5) business days thereafter.

         SECTION 1.04. ALLOCATION OF CONSIDERATION. The Buyer and the Seller agree to allocate the Purchase Price among the Acquired Assets for all purposes, including financial accounting and tax purposes, in accordance with the allocation schedule set forth in Exhibit B to this Agreement. The Buyer and the Seller agree to cooperate in preparing and filing the applicable and necessary Internal Revenue Service forms reflecting such allocation, acknowledge and agree that such allocations have been determined by arm's length negotiations and that neither of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is inconsistent with such allocation.

         SECTION 1.05. CLOSING.

              (a) Subject to the terms and conditions of this Agreement, the closing under this Agreement (the "Closing") shall take place simultaneously as of the date this Agreement is executed. The Closing shall occur at the offices of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, New York City, New York, or at such other place as the Buyer and the Seller may agree.

              (b) At Closing, the Buyer shall execute, acknowledge and/or deliver or cause to be delivered the following:

                       (i) The Purchase Price, other than the Escrow Amount, in
                  cash by wire transfer of immediately available funds pursuant to wiring instructions provided by the Seller prior to the Closing;

                       (ii) The Employment Agreements, in the form of Exhibit
                  C, for each of Scott Miller, Arlene Rosenbaum, John Greany, David Malamed and Jeff Feldman (collectively, the "Employees"), duly executed by the Buyer;

                       (iii) The Noncompetition Agreements, in the form of
                  Exhibit D, for each of the Employees, Jeffrey Schwartz and Michael Miller, duly executed by the Buyer;

                       (iv) A certificate of good standing for the Buyer issued
                  by the Secretary of State of the State of New York;

                       (v) An assumption agreement (the "Assumption Agreement")
                  relating to the assumption of certain liabilities of the Seller, in the form of Exhibit E duly executed by the Buyer;

                       (vi) The opinion of counsel to the Buyer in
                  substantially the form set forth in Exhibit F;

                       (vii) The Escrow Agreement in the form of Exhibit A,
                  duly executed by the Buyer;

                       (viii) Buyer Secretary's Certificate certifying as to
                  the following:

                           (A) resolutions duly adopted by the Board of Directors of the Buyer, certified by its corporate secretary, authorizing the execution, delivery and performance of this Agreement, the Employment Agreements, the Noncompetition Agreements, the Assumption Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby; and


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

                           (B) the incumbency and signature of the officers of the Buyer executing this Agreement, the Employment Agreements, the Noncompetition Agreements, the Assumption Agreement and the Escrow Agreement.

                       (ix) The Escrow Amount, which will be delivered to the
                  Escrow Agent; and

                       (x) Any and all other instruments reasonably required or
                  requested by the Seller or its counsel in connection with the Closing.

              (c) At Closing, the Seller shall execute, acknowledge and/or deliver or cause to be delivered the following:

                       (i) A bill of sale, relating to the Acquired Assets to
                  be transferred to the Buyer, in the form attached hereto as Exhibit G, duly executed by the Seller (the "Bill of Sale");

                      (ii) Such other instruments of conveyance, assignment and
                  transfer, in form and substance satisfactory to the Buyer's counsel, as shall be effective to vest in the Buyer good and marketable title to the Acquired Assets;

                     (iii) The Employment Agreements, in the form of Exhibit C, duly executed by the respective Employees;

                       (iv) The Noncompetition Agreements, in the form of
                  Exhibit D, duly executed by the respective Employees, Jeffrey Schwartz and Michael Miller;

                       (v) A certificate of good standing for the Seller issued
                  by the Secretary of State of the State of Delaware;

                       (vi) Seller Secretary's Certificate certifying to the
                  following:

                           (A) resolutions duly adopted by the Board of Directors of the Seller certified by its corporate secretary, authorizing the execution, delivery and performance of this Agreement, the Assumption Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby;

                           (B) the incumbency and signature of the officers of the Seller executing this Agreement, the Assumption Agreement and the Escrow Agreement; and

                           (C) resolution duly adopted by all of the Seller's shareholders authorizing the consummation of the transaction contemplated hereby.

                       (vii) The opinion of counsel to the Seller in
                  substantially the form set forth in Exhibit H;

                       (viii) The Escrow Agreement, in the form of Exhibit A,
                  duly executed by the Seller;

                       (ix) Draft, unaudited financial statements of the Seller
                  at and for the twelve months ended March 31, 1998, prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in the financial statements (the "Unaudited March 31 Financial Statements");

                       (x) All consents, approvals, authorizations or orders of
                  and all registrations, declarations or filings with third parties, including creditors, contract parties or public or governmental authorities, necessary for the authorization, execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement, except for those which the Seller has not obtained or made as set forth in Schedule 2.06; and

                       (xi) Any and all other instruments reasonably required
                  or requested by the Buyer or its counsel in connection with the Closing.

                                   ARTICLE II

                    SELLER'S REPRESENTATIONS AND WARRANTIES

         The Seller represents and warrants to the Buyer that the statements contained in this Article II, including the disclosure schedules thereto, are correct and complete in all material respects as of the date of this Agreement, except that any representation or warranty that is given as of a particular date and relates solely to a particular date or period is given as of such date or period. If and to the extent any information required to be furnished in any Section of any Schedule or Exhibit hereto is contained in another Section of such Schedule or Exhibit or in any other Schedule or Exhibit hereto, such information will be deemed to be included in all Sections or Exhibits of each Schedule or Exhibit in which such information is required to be included. Seller represents, warrants and covenants to Buyer, its successors and assigns as follows:

         SECTION 2.01.       ACQUIRED ASSETS AND TITLE.

              (a) Except for the Acquired Liabilities and as otherwise set forth in Schedule 2.01(a) or Schedule 2.08 hereto, the Seller will convey the Acquired Assets to Buyer free and clear of all liabilities, liens, claims, charges, restrictions on transfer, security interests, pledges or encumbrances of any kind. The Seller has the full right, power, authority and capacity to sell and transfer the Acquired Assets to the Seller. There are no agreements, covenants, conditions, limitations or other exceptions affecting the Acquired Assets which would prevent, prohibit, delay or interfere with Buyer's intended use of the Acquired Assets.

              (b) Schedule 1.01 hereto contains a description of all material fixed and other tangible assets owned, leased or used by the Seller, including without limitation, improvements to leased property and real property, equipment, vehicles and all personal property relating to the Seller and its business and properties. All such improvements, equipment, vehicles and personal property are in good working condition and repair, normal wear and tear excepted. All such improvements, equipment, vehicles and personal property comply in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution laws and regulations), safety, labor, zoning and building laws and ordinances; and the Seller has not received any written notification within the last five years of any violation of any applicable ordinance or regulation of building, zoning or other law, in respect of its properties or operations. To the Seller's knowledge, none of such real property is currently the subject of any eminent domain, condemnation or similar proceeding and, to the Seller's knowledge, no such proceeding is threatened. To the Seller's knowledge, there are no pending or threatened proceedings which might interfere with the Buyer's quiet enjoyment of such real property.

              (c) Schedule 2.01(c) contains a list of all contracts and agreements for the performance of services or the purchase or leasing of property by the Seller of an amount or value in excess of $10,000 ("Material Contracts"). Each of the Material Contracts is in full force and effect and (assuming each such contract is a valid and binding obligation of the other parties thereto) is valid and enforceable in accordance with its terms. The Seller is not, and to the knowledge of the Seller each other person that has or had any obligation under a Material Contract is not, in material violation, breach or default of any such Material Contract or with or without notice or lapse of time or both would be in material violation, breach or default of any such Material Contract, except as set forth in
         Schedule 2.01(c). The Seller has not renegotiated, and there are no outstanding rights to renegotiate, any amounts paid or payable under any Material Contract with any person.

              (d) Schedule 2.01(d) hereto also contains a description of all material intangible assets owned or used by the Seller, including, without limitation, tradenames, trademarks, servicemarks, copyrights, uncopyrighted marks, software, licenses, sublicenses, permits and patents (collectively, the "Intangible Assets"). Except as set forth in Schedule 2.01(d), the Seller has full and clear title to the Intangible Assets for the goods and services for which such Intangible Assets are used and believes that any registrations thereof are valid and subsisting and are in full force and effect. Except as set forth in Schedule 2.01(d), the Seller has the sole, full and clear title to each copyright in the Intangible Assets and believes that the registrations thereof are valid and subsisting and are in full force and effect.

         SECTION 2.02. CORPORATE STATUS. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated. The Seller is qualified to do business as a foreign corporation in the jurisdictions identified in Schedule 2.02 and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" shall mean any change or changes in the assets, business, operations, property or results of operations that is materially adverse to the financial condition of the Seller. The Seller has delivered to the Buyer complete and correct copies of its certificate of incorporation and bylaws or other organizational documents, in each case, as amended and in effect on the date of this Agreement. The Seller is not in violation of any of the provisions of such organizational documents.

         SECTION 2.03. POWER AND AUTHORITY. The Seller has full corporate power and authority to enter into, execute and deliver this Agreement and all other agreements and documents contemplated by this Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby except as set forth in Schedule 2.02 hereto. The Seller has taken all corporate action required, including requisite actions by the Board of Directors and the shareholders of the Seller, to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated on its part herein.

         SECTION 2.04. NONCONTRAVENTION. Except as set forth in Schedule 2.04 hereto, neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transaction as contemplated on its part hereby will (i) violate in any material respects or result in a material change in any rights or obligations under any governmental permit or license, any existing law or regulation applicable to the Seller or any judgment, writ, injunction, order, award or decree of any court, arbitrator or governmental authority by which it is bound, (ii) conflict with in any material respect, result in a breach of any material provision of or the modification or termination of, constitute a material default (with the giving of notice or the lapse of time or both) under or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets of the Seller which in the aggregate are material under any mortgage, indenture, security agreement, contract, agreement or other undertaking to which it is a party or by which it is bound (other than contracts, leases or other agreements which require a consent to the transfer thereof) and which, in the aggregate, would have a Material Adverse Effect upon the operation of the business conveyed as part of the transfer of the Acquired Assets or (iii) conflict with or result in a breach of any provisions of its certificate of incorporation or bylaws.

         SECTION 2.05. ENFORCEABILITY. This Agreement, the Bill of Sale, the Escrow Agreement and the Assumption Agreement constitutes the valid and legally binding obligations of the Seller, enforceable upon and against Seller in accordance with their respective terms.

         SECTION 2.06. CONSENTS AND APPROVALS. (a) Except as set forth on
Schedule 2.06 hereto, the Seller has obtained all approvals, authorizations or orders of and has made all registrations, declarations or filings with third parties, including governmental authorities, necessary for the authorization, execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement, which consents, approvals, authorizations, orders, registrations, declarations and filings are set forth in Schedule 2.06.

         (b) Seller and Buyer will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers which have not been obtained as of the Closing required by third persons to transfer the contracts in a manner that will avoid any default, conflict or termination of rights under the contracts. Notwithstanding anything to the contrary in this Agreement, nothing in this
Section 2.06 shall require Seller or Buyer to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third person to obtain any such consent, approval or waiver.

         (c) In the event that any and all consents, approvals or waivers necessary for the assignment, transfer or novation of any contract, or any claim, right or benefit arising thereunder or resulting therefrom, or consents relating to sale of the Acquired Assets, shall not have been obtained prior to the Closing, then as of the Closing, this Agreement, to the extent permitted by law, shall constitute full and equitable assignment by Seller to Buyer of all of Seller's right, title and interest in and to, and all of Seller's obligations and liabilities under, such contract, and Buyer shall be deemed Seller's agent for purposes of completing, fulfilling and discharging all of Seller's liabilities under any such contract. The parties shall take all necessary steps and actions to provide Buyer with the benefits of such contracts, and to relieve Seller of the performance and other obligations thereunder arising after the Closing. Buyer agrees to pay, perform and discharge, and Buyer agrees to indemnify Seller against and hold Seller harmless from, all obligations and liabilities of Seller relating to such performance or failure to perform under such Contracts arising after the Closing. To the extent required in order to obtain a consent, approval or waiver to the transfer of any contract described in this Section, Buyer and Buyer's parent corporation, American Business Information, Inc., by their signatures at the end of this Agreement hereby guarantee such obligations of Buyer and agree to pay, perform and discharge all obligations and liabilities of Seller relating to such performance or failure to perform under any such contract arising after the Closing.

         (d) In the event Seller shall be unable to make the equitable assignment described in the preceding paragraph, or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Seller or Buyer under such contract, or would not assign all Seller's rights thereunder at the Closing, Seller and Buyer shall continue to cooperate and use all reasonable efforts to provide Buyer with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignments are resolved, Seller shall use all reasonable efforts to (i) provide to Buyer, at the request of Buyer, the benefits of any such contract,
(ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer, and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any such contract against any third person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. To the extent that Buyer is provided the benefits of any contract referred to herein (whether from Seller or otherwise), Buyer shall perform the obligations of Seller thereunder, and Buyer agrees to pay, perform and discharge, and Buyer agrees to indemnify Seller against and hold Seller harmless from, all obligations and liabilities of relating to such performance or failure to perform (but only to the extent such obligations or liabilities arise solely from acts of Buyer after the Closing).

         SECTION 2.07. CLAIMS AND PROCEEDINGS. Except as set forth in Schedule 2.07, there is no suit, action, claim, complaint, proceeding, demand, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, pending or, to the knowledge of the Seller, threatened against the Seller or the Acquired Assets before any court or by any governmental, administrative or regulatory agency or authority, or otherwise which, if decided adversely, would have Material Adverse Effect upon the operation of the business conveyed as part of the transfer of the Acquired Assets. The Seller is not subject to any currently existing order, writ, injunction or decree relating to its operations. There is no litigation pending or written notice of threatened litigation in which any injunction or material damages are sought against or from Seller in connection with the transactions contemplated hereby

         SECTION 2.08. FINANCIAL STATEMENTS. The Seller has delivered the Unaudited March 31 Financial Statements to the Buyer. The Seller shall cooperate and use commercially reasonable efforts to prepare and deliver to the Buyer the Closing Balance Sheet and to cause its independent accounting firm to prepare and complete the Audited Financial Statements, at the Seller's expense, for completion and delivery to the Buyer on or prior to July 15, 1998. The Unaudited Balance Sheet, including the notes thereto, has been prepared, and the Audited March 31 Financial Statements and the Closing Balance Sheet shall be prepared, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, except as otherwise noted in the financial statements, present fairly the financial condition of the Seller as of such dates and the results of operations for such periods, are correct and complete in all material respects and are consistent with the books and records of the Seller, which books are correct and complete in all material respects. Schedule 2.08 sets forth certain potential additional liabilities.

         SECTION 2.09. [RESERVED.]

         SECTION 2.10. NO MATERIAL ADVERSE CHANGES. Except as set forth in
Schedule 2.10, since March 31, 1998, there has not been (i) any change in the financial condition, results of operations, business, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown) of the Seller which would have a Material Adverse Effect on the foregoing, (ii) any incurrence by the Seller of any long term debt, (iii) any increases in salary, bonus or other compensation to any officers, employees or agents of the Seller, (iv) any pending or threatened labor disputes or other labor problems against or potentially affecting the Seller or (v) any other transaction entered into by the Seller, except in the ordinary course of business and consistent with past practice.

         SECTION 2.11. TAX MATTERS.

              (a) For purposes of this Agreement, "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever, including any penalty, interest or addition thereto, whether disputed or not.

              (b) Since March 31, 1998, the Seller has not incurred any Tax liabilities other than in the ordinary course of business. There are no Tax liens upon any of the Acquired Assets.

         SECTION 2.12. EMPLOYEE BENEFIT PLANS AND RELATED MATTERS.

              (a) Schedule 2.12(a) sets forth the names, ages and titles of all members of the Board of Directors and officers of the Seller and all employees of the Seller earning in excess of $50,000 per year and the annual rate of compensation (including bonuses) being paid to each such officer and employee as of the most recent practicable date.

              (b) Schedule 2.12(b) lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of the Seller, whether legally binding or not, that affects one or more of the Seller's employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). The Seller neither has nor sponsors, nor participates in, any Plan that is subject to Title IV of ERISA or the minimum funding standards of
         Section 412 of the Code.

              (c) For each Plan that is an "employee benefit plan" under
         Section 3(3) of ERISA, the Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and funding agreements that implement each such Plan.

              (d) The Seller has no commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan,
         (ii) to modify or change any Plan or (iii) to maintain for any period of time any Plan. Schedule 2.12(b) contains an accurate and complete description of the funding policies (and commitments, if any) with respect to each existing Plan.

              (e) The Seller has no unfunded past service liability in respect of any of its Plans; neither the Seller nor any Plan, nor any trustee, administrator, fiduciary or sponsor of any Plan, has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of the Plans, the related trusts or any fiduciary, trustee, administrator or sponsor of the Plans; the Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

              (f) Except where failure to do so would not have a Material Adverse Effect, the Seller has complied in all respects with all applicable federal, state and local laws, rules and regulations relating to employee's employment and employment relationships, including, without limitation, wage-related laws, antidiscrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation
         Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

              (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by the Seller to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code; (ii) entitle any employee or former employee of the Seller to severance pay, unemployment compensation or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Plan (including vacation and sick pay).

              (h) None of the Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code
         Section 4980B(g) and ERISA Section 607.

              (i) Neither the Seller nor any member in a "controlled group" with the Seller (as defined in ERISA) has ever contributed to, participated in or withdrawn from a multiemployer plan as defined in
         Section 4001(a)(3) of Title IV of ERISA, and the Seller has not incurred and does not owe any liability as a result of any partial or complete withdrawal by an employer from such a multiemployer plan as described under Section 4201, 4203 or 4205 of ERISA.

              (j) Seller and Buyer agree that Buyer is not assuming any Plans of the Seller or any of its subsidiaries or affiliates or any liability under any such Plan.

         SECTION 2.13. BANKRUPTCY OR INSOLVENCY PROCEEDINGS. There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending or to Seller's knowledge threatened against Seller or the Acquired Assets.

         SECTION 2.14. [RESERVED.]

         SECTION 2.15. NO OTHER AGREEMENTS. Seller has no existing contract or agreement, written or oral, and is not engaged in any negotiations, with any party other than Buyer for the sale, transfer or other conveyance of the Acquired Assets (including the grant of any license to any intellectual property of the Seller other than licenses in the ordinary course of business related to the sale of the Seller's products or services) or portion thereof or of any interest in or right to acquire the Acquired Assets or a portion thereof, or for the acquisition of any material portion of the capital stock of the Seller.

         SECTION 2.16. NO BROKER. The Seller has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Seller or the Buyer to pay any finder's fee, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except for Ronald Shapss Corporate Services, Inc., to whom the Buyer shall have no liability or obligation to pay any fees, commissions, expenses or other like payments.

         SECTION 2.17. LICENSES, PERMITS, ETC. Seller has delivered to Buyer all documents, instruments, approvals, certificates, plans and specifications, records and reports with respect to the Acquired Assets in the possession of Seller. There are no governmental licenses or permits required to own and operate the Acquired Assets.

         SECTION 2.18. COMPLIANCE WITH LAWS. Except as set forth in Schedule 2.18, the Seller has been and currently is conducting its business and each of the premises leased or owned by it have been and now are being used and operated in compliance, in all material respects, with all applicable statutes (including 15 U.S.C. Section 1681 et seq.), regulations, rules, ordinances, judgments, orders, covenants, restrictions and plans of federal, state, regional, county or municipal court, authorities, agencies or boards, except where the failure to do so would not have a Material Adverse Effect. All governmental licenses, permits and approvals necessary to own and operate the Acquired Assets are in full force and effect and there are no violations thereof, except where the failure to do so would not have a Material Adverse Effect.

         SECTION 2.19. [RESERVED.]

         SECTION 2.20. ENVIRONMENTAL MATTERS.

              (a) To the Seller's knowledge, the Seller is in compliance in all material respects with all applicable environmental laws, and no facility owned or leased by the Seller (including, to the knowledge of the Seller, all owners or operators thereof insofar as such property is concerned) is in violation of any applicable environmental laws in any material respect. The Seller has not received any written communication that alleges that any facility owned or leased by the Seller (including, with respect to any such facility, to the knowledge of the Seller, any owner or operator thereof insofar as such property is concerned) is not in such material compliance, and to the knowledge of the Seller there are no circumstances that may prevent or interfere with such compliance by the Seller in the future. There are no licenses held by the Seller pursuant to environmental laws.

              (b) There is no Environmental Claim (as defined below) pending against the Seller or any facility owned or leased by the Seller or, to the knowledge of the Seller, threatened against the Seller or any such facility, or threatened or pending against any person whose liability for any environmental claims the Seller has or may have retained or assumed either contractually or by operation of law. The term "Environmental Claim" means any written notice by a person alleging actual or potential liability (including, potential liability for any investigatory cost, cleanup cost, governmental response cost, natural resource damage, property damage, personal injury or penalty) arising out of, based on or resulting from (i) the presence, transport, disposal, discharge or release of any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum or petroleum products or (ii) circumstances forming the basis of any violation, or alleged violation of any environmental law.

              (c) To the Seller's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, disposal or presence of any materials of environmental concern, that will form the basis of any valid Environmental Claim against the Seller, any facility owned or leased by the Seller or any person whose liability for any Environmental Claim the Seller has or may have retained or assumed either contractually or by operation of law.

              (d) Without in any way limiting the generality of the foregoing, to the knowledge of the Seller there:

                           (i) are no underground storage tanks currently or
                  formerly being located on property currently owned or leased by the Seller;

                           (ii) is no asbestos contained in or forming part of
                  any building or structure owned or leased by the Seller; and

                           (iii) are no polychlorinated biphenyls which are
                  used or stored at any property currently owned or leased by the Seller.

         SECTION 2.21. [RESERVED.]

         SECTION 2.22. FULL DISCLOSURE. All of the information provided by the Seller and its representatives herein or in the disclosure schedules and exhibits hereto is true, correct and complete in all material respects, and no representation, warranty or statement made by the Seller in or pursuant to this Agreement, the disclosure schedules or the exhibits contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES BY BUYER

         The Buyer represents and warrants to the Seller that the statements contained in this Article III, including the disclosure schedules thereto, are correct and complete as of the date of this Agreement, except that any representation or warranty that is given as of a particular date and relates solely to a particular date or period is given as of such date or period. Buyer represents, warrants and covenants to Seller, its successors and assigns as follows:

         SECTION 3.01. ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.

         SECTION 3.02. POWER AND AUTHORITY. The Buyer has full corporate power and authority to enter into, execute and deliver this Agreement and all other agreements and documents contemplated by this Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Buyer has taken all corporate action required to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated on its part herein.

         SECTION 3.03. NONCONTRAVENTION. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions as contemplated on its part hereby do not or will not violate or result, with the giving of notice or the lapse of time or both, in a material violation of any provision of (i) any existing law or regulation or any order, award or decree of any court, arbitrator or governmental authority by which Buyer is bound, (ii) any mortgage, indenture, security agreement, contract, agreement or other undertaking to which Buyer is a party or by which it is bound or (iii) Buyer's Certificate of Incorporation or Bylaws.

         SECTION 3.04. NO BROKER. The Buyer has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of the Seller or the Buyer to pay any finder's fee, brokerage or agent's commission or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.05. BANKRUPTCY OR INSOLVENCY PROCEEDINGS. There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings pending or threatened against Buyer.

         SECTION 3.06. ENFORCEABILITY. This Agreement constitutes, and all other agreements and documents contemplated by this Agreement to which the Buyer is a party will constitute on the Effective Date, the valid and legally binding obligations of the Buyer, enforceable upon and against Buyer in accordance with their respective terms.

         SECTION 3.07. USE OF PREMISES. Buyer agrees that JCBS Inc. and JAMI Charity Brands Services, for one year after the date of this Agreement, shall have the right to use the portion of the premises it uses as of the date of this Agreement leased by Seller.

                                   ARTICLE IV

                                 MISCELLANEOUS

         SECTION 4.01. COSTS. Each of the parties to this Agreement shall pay all costs incurred by it incident to the preparation, execution and delivery of this Agreement and the performance of its obligations under this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, including fees and disbursements of legal counsel, accountants, financial advisors and consultants employed by the respective parties to this Agreement in connection with the transactions contemplated by this Agreement.

         SECTION 4.02. HEADINGS. All headings of sections of this Agreement are inserted for convenience only and do not form part of this Agreement or limit, expand or otherwise alter the meaning of any provisions hereof.

         SECTION 4.03. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one in the same agreement.

         SECTION 4.04. ASSIGNMENT OR DELEGATION. No rights, obligations or duties of the Seller or the Buyer hereunder may be assigned or delegated.

         SECTION 4.05. SEVERABILITY. Should any provision of this Agreement be deemed unenforceable by a court of competent jurisdiction, the unenforceable provision shall be considered severed from this Agreement and the remainder shall remain in force.

         SECTION 4.06. ENTIRE AGREEMENT. This instrument contains and constitutes the entire agreement of the parties regarding the subject matter hereof, and there are no other agreements, written or oral, between the parties affecting the subject matter hereof.

         SECTION 4.07. NOTICES. All notices or other communications to be given hereunder shall be given in writing and delivered by (i) certified mail, return receipt requested, (ii) personal delivery, (iii) facsimile or (iv) overnight express carrier addressed as follows:

         If to Seller:         Mr. Michael Miller
                               c/o Quintel Enterprises, Inc.
                               One Blue Hill Plaza
                               Pearl River, NY 10965

         with a copy to:       Feder, Kaszovitz, Isaacson, Weber, Skala & Bass
                               LLP
                               750 Lexington Avenue
                               New York, NY  10022
                               Attention: Geoffrey Bass, Esq.

         If to Buyer:          Armonk List Companies Corp.
                               5711 South 86 Circle
                               Omaha, NE 68127
                               Attention: Mr. Steven Purcell, Chief Financial
                               Officer

         with a copy to:       Michael C. Pallesen, Esq.
                               Corporate Counsel
                               Armonk List Companies Corp.
                               5711 South 86 Circle
                               Omaha, NE 68127


or to such other address furnished by any party to the other in writing at any time and from time to time for such notice purposes. Any notice served by either party on the other shall be deemed effective the fifth business day following deposit in the mail if sent by certified mail, return receipt requested, when received, if delivered personally, upon machine confirmation if sent by facsimile, or the next business day following deposit with an overnight express carrier.

         SECTION 4.08. NONWAIVER. No delay, forbearance or neglect by Buyer or Seller in the enforcement of any of the conditions of this Agreement or any of Seller's or Buyer's rights or remedies hereunder shall constitute or be construed as a waiver thereof. No waiver of any of the conditions of this Agreement by Seller or Buyer shall be effective unless expressly and affirmatively made and given by Seller or Buyer, as the case may be, in writing.

         SECTION 4.09. EXHIBITS AND SCHEDULES. All exhibits and schedules attached hereto shall be deemed a part hereof to the same extent as if fully set forth herein.

         SECTION 4.10. INDEMNIFICATION.

              (a) Seller agrees to indemnify and hold Buyer and its directors, officers, shareholders, employees, agents and affiliates harmless from and against any and all claims, demands, losses, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses, accountants' fees and expenses and expenses and fees of other associated professionals), damages, causes of action or liabilities (collectively, all of the foregoing are referred to as "Claims") that may be paid, incurred or suffered by, or asserted against, Buyer or the Acquired Assets, resulting from any liability or obligation of Seller with respect to events or conditions affecting the Acquired Assets arising or accruing prior to the date of the Closing which is not part of the Acquired Liabilities or resulting from a breach by Seller of any of its representations, warranties and covenants set forth in this Agreement. The foregoing indemnity shall survive the Closing for a period of one year after the Closing, except that the indemnity shall survive the Closing for a period of three years with respect to Tax liabilities of Seller.

                  No claim may be made against Seller for indemnification pursuant to this Section 4.10(a) with respect to any individual Claim, unless the aggregate of all Claims of the Buyer for which the Buyer is entitled to be indemnified shall exceed $100,000 and Seller shall not be required to pay or be liable for the first $100,000 in aggregate amount of any such Claims, and in no event shall Seller's aggregate liability for all Claims exceed the Purchase Price, nor shall Seller be liable for consequential, indirect, punitive, exemplary or special damages, including loss of profits.

                  For the purposes of this Section 4.10(a), in computing such individual or aggregate amounts of Claims, the amount of each Claim shall be deemed to be an amount (i) net of any Tax benefit to the Buyer or any affiliate thereof, (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment received by any third party with respect thereto, and (iii) net of any reserves provided for the situation in question which are included in the Acquired Assets and reflected in the Closing Balance Sheet. Tax benefits will be considered to be realized by Buyer for the purposes of this Section 4.10(a) in the year in which a payment occurs, and the amount of the tax benefits shall be determined by assuming (i) Buyer or its affiliate, as the case may be, is in the maximum Federal income tax bracket after any deduction reportable with respect to a payment hereunder and (ii) Buyer or its affiliate's effective state and local income tax rate is its effective rate for the most recent prior taxable year for which such information is available.

              (b) Buyer agrees to indemnify and hold Seller and its directors, officers, shareholders, employees, agents and affiliates harmless from and against any and all Claims that may be paid, incurred or suffered by, or asserted against, Seller resulting from a breach by Buyer of any of its representations, warranties and covenants set forth in this Agreement.

              (c) If the Buyer or the Seller suffers or is threatened with any Claim for which it would be entitled to be indemnified from the other party, it shall notify the indemnifying party to such effect with reasonable promptness after it first becomes aware of such Claim, and shall furnish the indemnifying party with details regarding the Claim. If the Claim is asserted by a third party by the filing by such third party of any action at law or in equity, the indemnified party shall give such notice of the Claim not later than 10 days prior to the date by which a responsive pleading must be filed, and shall also furnish the original or a copy of such Claim (if made in writing) and of all documents received from the third party in support of its Claim, and shall otherwise make available all relevant information material to the defense of such Claim in the possession or control of the Indemnified Party. If the indemnifying party requests in writing that such third-party Claim not be paid, the indemnified party shall not pay such Claim and the indemnifying party shall, at its expense, settle, compromise or litigate such Claim in good faith, and shall keep the indemnified party adequately informed of any action taken and the progress thereof; provided that the indemnified party shall not be required to refrain from paying any such Claim which has matured by a court judgment or decree unless a timely appeal is taken therefrom and a proper appeal bond posted by or on behalf of the indemnifying party, nor shall the indemnified party be required to refrain from paying any Claim where such action would result in the foreclosure of a lien upon any of its property or an order enjoining or restraining it temporarily or permanently, from the operation of business in the normal course. If the Indemnifying party elects to compromise or defend such Claim, it shall within thirty (30) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall cooperate with the indemnifying party and shall provide the indemnifying party access to its records and personnel relating to any such Claim, in each case, at the expense of the indemnifying party, in the compromise of, or defense against, such Claim. Subject to the limitations contained below on the obligations of the indemnifying party in respect of proposed settlements, the indemnified party shall have the right to employ its own counsel with respect to any Claim, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the employment of such counsel at the expense of the indemnifying party shall have been authorized in writing by the Indemnifying party in connection with the defense of such action, or
         (b) such indemnifying party shall not have, as provided above, promptly employed counsel reasonably satisfactory to the Indemnified party to take charge of the defense of such action. The indemnified party, at its own cost, may employ separate counsel to assert, based on an opinion of counsel, one or more legal defenses available to it which are different from or additional to those available to such indemnifying party; the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party in respect of such different or additional defenses.

                  Notwithstanding the foregoing provisions of this Section 4.10(c) neither the indemnifying party nor the indemnified party may settle or compromise any Claim for which indemnification has been sought and is available hereunder, over the reasonable objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. If, however, the indemnified party refuses to consent to a bona fide offer of settlement which the indemnifying party wishes to accept, the indemnified party may continue to pursue such matter, free of any participation by the indemnifying party, at the sole expense of the indemnified party. In such event, the obligation of the indemnifying party to the indemnified party shall be equal to the lesser of (i) the amount of the offer of settlement which the indemnified party refused to accept plus the costs and expenses of the indemnified party prior to the date the indemnifying party notified the Indemnified party of the offer of settlement, and (ii) the actual out-of-pocket amount the indemnified party is obligated to pay as a result of the indemnified party's continuing to pursue such matter.

                  If, by the expiration of 15 days after notice of such a claim is given, the indemnifying party has not notified the indemnified party that the indemnifying party will undertake to settle, compromise or litigate such claim, such action shall be deemed an authorization to the indemnified party to pay such claim, and upon receipt of proof of payment, indemnity shall immediately be due and payable.

         SECTION 4.11. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without giving effect to its conflict of laws principles.

         SECTION 4.12. AMENDMENTS. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties hereto. The parties may waive any of the conditions contained herein or any of the obligations of the other parties hereunder, but any such waiver shall be effective only if it is in writing and signed by the party waiving such condition or obligation.

         SECTION 4.13. FURTHER ASSURANCES. Each of the parties hereto agrees to take such further action and to execute such further instruments as may be reasonably required by any of the other parties in order to consummate the transaction contemplated by this Agreement and to carry out the intentions expressed in this Agreement.

         SECTION 4.14. CONFIDENTIALITY. As a material inducement to Seller and Buyer entering into this Agreement, Seller and Buyer shall keep the Confidential Information (as defined below) in strict confidence and shall not disclose such Confidential Information other than to such of their respective officers, directors, employees, attorneys, advisors, accountants and agents with a need to know such Confidential Information.

         "Confidential Information" shall mean the financial terms of this Agreement and the Transaction Documents. Notwithstanding anything in this Agreement to the contrary, Confidential Information shall not include any information which (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure made directly or indirectly in violation of this Agreement), or (ii) becomes publicly available in the future (other than as a result of a disclosure made directly or indirectly in violation of this Agreement).

         In the event that a party to this Agreement, or any of such party's officers, directors, shareholders, employees or agents become legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information of the other party, the person referred to above from whom such information is being sought shall provide the party to whom such Confidential Information belongs with promptly prior written notice of such requirement, and such other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the other party waives compliance with the provisions hereof, the party required to provide such information agrees to furnish only such portion of the Confidential Information which is legally required to be furnished.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

                                    ARMONK LIST COMPANIES CORP.,
                                    a New York corporation


                                    By:
                                           ---------------------------------
                                    Title:
                                           ---------------------------------

                                    JAMI MARKETING SERVICES, INC.,
                                    a Delaware corporation


                                    By:
                                           ---------------------------------
                                    Title:
                                           ---------------------------------




AMERICAN BUSINESS INFORMATION, INC.
hereby guarantees Buyers's obligations under
Section 2.06(c)


By:
      ---------------------------------

Title:
      ---------------------------------

                                   EXHIBIT A

                            FORM OF ESCROW AGREEMENT

                                   EXHIBIT B

                              ALLOCATION SCHEDULE

                                   EXHIBIT C

                         FORM OF EMPLOYMENT AGREEMENTS

                                   EXHIBIT D

                       FORM OF NONCOMPETITION AGREEMENTS

                                   EXHIBIT E

                          FORM OF ASSUMPTION AGREEMENT

                                   EXHIBIT F

                       FORM OF OPINION OF BUYER'S COUNSEL

                                   EXHIBIT G

                              FORM OF BILL OF SALE

                                   EXHIBIT H

                      FORM OF OPINION OF SELLER'S COUNSEL


                                      33